Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated September 20, 2013

September 20, 2013

JPMorgan Chase & Co. Announces Delisting of JFT and Redemption of DSTJ and DSXJ Exchange Traded Notes

New York, September 20, 2013 - JPMorgan Chase & Co. (NYSE: JPM) announced today that it will withdraw the NYSE Arca listing of its KEYnotes Exchange Traded Notes Linked to the First Trust Enhanced 130/30 Large Cap Index due 2023 with a CUSIP of 46625H761 (NYSE Arca: JFT) (the "JFT ETNs") effective on or about October 10, 2013 due to current limited demand for the security. In connection with the delisting of the JFT ETNs, JPMorgan Chase & Co. and First Trust Portfolios L.P. will jointly terminate the Marketing Agent Agreement for the JFT ETNs effective on or about October 14, 2013.

Upon the effective delisting date, the JFT ETNs will no longer be listed on any national exchange or quoted medium. The JFT ETNs may trade, if at all, on an over the counter basis. For additional information, please see the prospectus related to the JFT ETNs.

JPMorgan Chase & Co. also announced today that it will redeem all of the outstanding exchange traded notes set forth below (collectively the "Redeemed ETNs"):

●	JPMorgan Double Short U.S. Long Bond Treasury Futures ETNs due September 30, 2025 with a CUSIP of 46634X864 (NYSE Arca: DSTJ); and

●	JPMorgan Double Short U.S. 10 Year Treasury Futures ETNs due September 30, 2025 with a CUSIP of 46634X823 (NYSE Arca: DSXJ).

Other terms used but not defined below shall have the meanings ascribed to those terms in the applicable prospectus related to the Redeemed ETNs. The Redemption Date for the Redeemed ETNs shall be on or about October 3, 2013.

The Payment upon Optional Redemption for each of the Redeemed ETNs will be the Closing Note Value of those Redeemed ETNs as of September 27, 2013. JPMorgan Chase & Co. will pay investors holding the Redeemed ETNs as of 5:00 p.m., New York time, on or about October 3, 2013, the applicable Payment upon Optional Redemption.

Other exchange traded notes, structured notes and debt securities issued by JPMorgan Chase & Co. are not affected by these redemptions and de-listings.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at  www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings.

You may get these documents without cost by visiting EDGAR on the SEC website at  www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the product supplement and the pricing supplement if you so request by calling toll-free 1-800-576-3529.

For additional information, please contact the JPMorgan Structured Investments team at 1-800-576-3529 or at JPM_Structured_Investments@jpmchase.com.